Exhibit 10.25

ROSETTA STONE INC. 2009 OMNIBUS INCENTIVE PLAN
2013 ROSETTA STONE INC. LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT
Rosetta Stone Inc. (the “Company”) hereby grants you the eligibility to receive cash and shares of the Company’s Stock, subject to certain restrictions and the achievement of certain performance goals as described herein (“Performance Stock Awards”), through the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (the “Plan”) and the 2013 Rosetta Stone Inc. Long-Term Incentive Program (the “LTIP”). Except as provided herein, all terms and definitions of the Plan and LTIP are incorporated herein by reference.
Executive (“you”):    [Participant’s Name]
The Company will award you the following Performance Stock Awards and cash payment upon the achievement of the Performance Goals in accordance with the terms and conditions of the LTIP and as specified as below:
[Participant’s Detailed Chart Added Here - Includes Target, Minimum and Maximum Potential Payouts]
Cash Payment Date: Any cash payment under this Award will be made to you within 45 days after the end of the Program Period, subject to the achievement of the Performance Goals as determined by the Committee and the terms and conditions of the LTIP.
Granting of Performance Stock Awards: The Company shall grant to you Performance Stock Awards as described in the table above within 45 days after the end of the Program Period, subject to the achievement of the Performance Goals as determined by the Committee and the terms and conditions of the LTIP. If granted, the shares of Performance Stock Awards will be 100% vested as of the date of grant.
Condition of Stockholder Approval. Before any payment of cash or the granting of Performance Stock Awards pursuant to this Award can be made, the material terms of the Performance Goals(s) must be disclosed to, and subsequently approved by, the Company’s stockholders in accordance with Treasury Regulation Section 1.162-27(e)(4). If the Company’s stockholders have not (or do not, if applicable) approved the Performance Goal(s) and the terms of this LTIP prior to the end of the 2013 fiscal year, then this Award shall be null and void, and you will have no rights to any payment of cash or Performance Stock Awards pursuant to this Award.
This Award is designated as a bonus that is in addition to your regular cash wages. Participation in the Plan and LTIP is discretionary and voluntary, and the Plan and LTIP can be terminated at any time. This Award does not create a right or entitlement to future Awards, whether pursuant to the Plan or otherwise. This Award is subject to the approval of the Company’s stockholders as described above, and if such stockholder approval is not obtained, then this Award shall be null and void.
AGREED AND CONSENTED TO:

ROSETTA STONE INC.
By:________________________________
Name: Steve Swad
Title: Chief Executive Officer
Date: March 1, 2013

EXECUTIVE
By: _______________________________
Name: [Participant’s Name]

Date: ______________________________